Exhibit 99.2

THOMSON REUTERS STREETEVENTS

TRANSCRIPT

OCC - Q3 2012 Optical Cable Corporation Earnings Conference Call

EVENT DATE/TIME: SEPTEMBER 10, 2012 / 10:00AM ET

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher — IR

Neil Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Orin Hirschman AIG Investments - Analyst

Richard Rudgley Glenbrook Capital - Analyst

PRESENTATION

Operator

Good morning. My name is Maria and I will be your Conference operator for today. At this time I would like to welcome everyone to Optical Cable Corporation’s third quarter 2012 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session.

(Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher — IR

Good morning and thank you all for participating on Optical Cable Corporation’s third quarter of fiscal year 2012 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties.

The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet Webcast on occfiber.com as well as today’s call.

Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning, everyone. Joining me today on the call is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2012 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. As is our normal practice, we will take questions from analysts and institutional investors during the Q & A session. We offer shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

We are pleased to report that OCC achieved significant increases in net sales, gross profit and net income for both the third quarter and year-to-date periods, compared to the same periods in fiscal 2011. OCC again demonstrated that our operating leverage allows us to deliver disproportional earnings growth rates relative to our net sales growth rates as fixed costs are spread over larger sales volumes.

Net sales and gross profit increased by double-digit percentages for both the quarter and year-to-date periods. And, net income attributable to OCC during the third quarter of fiscal 2012 was almost 10 times that of the same period in 2011, and during the year-to-date period was more than five times that for the first nine months of fiscal 2011.

Net income attributable to OCC was $0.18 per share during the third quarter of fiscal 2012 and was $0.36 per share for the first nine months of fiscal 2012.

After the end of the third quarter of this year, our sales order load was again high—particularly for our fiber optic cable products, as the result of the new business generated by two customers we referenced on last quarter’s earnings call.

At the end of August 2012, our sales order forward load was $8.9 million. As a result, at this time, we believe it is likely we will again see positive impact on net sales and earnings during the fourth quarter of fiscal year 2012, similar to what we experienced during the second and third quarters of fiscal 2012. And, we are looking forward to a strong finish to our fiscal year.

I also want to highlight that during our third quarter we maintained a solid balance sheet and we continue to return capital to shareholders through the regular quarterly dividend as well as by completing the purchase and retirement of 200,000 shares of OCC stock approved for repurchase by the Board of Directors in November of 2011.

OCC ended the third quarter with a net book value per share of $4.58. Looking ahead, we are focused on executing our growth strategy in order to continue delivering positive results and long-term value for our shareholders.

I will now turn the call over to Tracy Smith who will review some specifics regarding our third quarter and our fiscal year 2012 to date financial results. Tracy —

Tracy Smith - Optical Cable Corporation - SVP & CFO

Thanks, Neil. Consolidated net sales for the third quarter of fiscal 2012 increased 17.2% to $22 million compared to net sales of $18.8 million for the same period last year.

Net sales to customers in the United States increased 10.8% in the third quarter of fiscal 2012 compared to the same period last year, and net sales to customers outside of the United States increased 39.1%.

Consolidated net sales for the first nine months of fiscal 2012 increased 14.4% to $61.4 million, compared to net sales of $53.7 million for the same period last year.

Net sales to customers in the United States increased 10.5% in the first nine months of fiscal 2012, compared to the same period last year, and net sales to customers outside of the United States increased 26.5%.

Our increase in net sales during the third quarter and first nine months of fiscal 2012 was attributable to increased sales of our fiber optic cable products. In the third quarter and first nine months of fiscal 2012, we recognized net sales totaling in the aggregate, approximately $5.1 million and $11 million, respectively, as the result of a number of large orders for two customers.

Gross profit increased 35% to $8.8 million in the third quarter of fiscal year 2012, compared to $6.5 million for the third quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, increased to 39.9% in the third quarter of fiscal year 2012 compared to 34.7% for the third quarter of fiscal year 2011.

Gross profit increased 26.1% to $23.8 million in the first nine months of fiscal 2012, compared to $18.9 million in the first nine months of fiscal 2011. Gross profit margin increased to 38.8% in the first nine months of fiscal year 2012 from 35.2% in the first nine months of fiscal 2011.

Our gross profit margin percentages are largely driven by product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix. Additionally, our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels, as we did during the third quarter and first nine months of fiscal 2012 for our fiber optic cable products, as certain fixed manufacturing costs are spread over higher sales volume.

SG&A expenses as a percentage of net sales were 31.4% in the third quarter of fiscal year 2012 compared to 33.2% in the third quarter of fiscal year 2011. SG&A expenses increased 10.8% to $6.9 million during the third quarter of fiscal 2012 compared to $6.2 million for the same period last year.

SG&A expenses as a percentage of net sales were 33% in the first nine months fiscal 2012, compared to 34.1% in the first nine months of fiscal 2011. SG&A expenses increased 10.9% to $20.3 million for the first nine months of fiscal 2012 from $18.3 million for the same period last year. The increase in SG&A expenses during the third quarter and first nine months of fiscal 2012, compared to the same periods last year was primarily due to increased employee related costs and shipping costs.

For the third quarter of fiscal 2012, we reported net income attributable to OCC of $1.2 million, or $0.18 per basic and diluted share, compared to $118,000, or $0.02 per basic and diluted share, for the comparable period last year.

Net income attributable to OCC for the first nine months of fiscal 2012 was $2.3 million, or $0.36 per basic and diluted share, compared to $430,000, or $0.07 per basic and diluted share, for the first nine months of fiscal 2011.

As of July 31, 2012, we had outstanding borrowings of $1.3 million on our revolving credit facility and approximately $4.7 million in available credit. We also had outstanding loan balances of $8 million under our real estate loans as of July 31, 2012. And, subsequent to July 31st, we modified our real estate loans, lowering the fixed interest rate on both from 5.85% to 4.25%.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions I would appreciate it.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Your first question comes from the line of Orin Hirschman of AIG.

Orin Hirschman - AIG Investments - Analyst

Can you take us through a little bit of some of the dynamics? Obviously there is unusually good demand for some of your products. Where, in particular, are you seeing it –is it demand for the very high quality fiber? And, can you go through what you’re seeing on both sides of the business right now a little bit more in detail?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. This is Neil, obviously. We haven’t talked in too much specifics about where we’re seeing the biggest demand other than to say it’s on the fiber optic cable side. We are seeing some specialized product demands there that have caused us to see our sales increase. I think generally in the industry right now we’ve seen a little bit of weakness. There’s even been some announcements of other companies in our space cutting back on personnel.

We have three general product lines that we offer — fiber optic cable, enterprise connectivity, and what we call our AIS or applied interconnect systems products. We have seen some decrease in military spending but that’s been offset by demand in our fiber optic cable products specifically for the two customers that we referenced.

Orin Hirschman - AIG Investments - Analyst

In terms of the military beginning to bounce back or beginning to show any signs of strength, are there any positive signs?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We haven’t really seen any positive signs of military bouncing back specifically, and I think that generally while often communication products like we offer tend to be needed even when there are military cutbacks, in order to provide the military branches with ready communications, we haven’t really been counting on the military bouncing back. Instead, OCC has been focused on moving our sales efforts towards other areas that we’re already in. And, this isn’t atypical.

We’ve seen over a number of periods, times where we’ll have one area of our business which is down and another area of our business is up. Our products are sold to a fairly diversified end user base and as a result, while we are seeing decreases in military spending, and that has affected some areas of our business, it hasn’t affected our consolidated results.

Orin Hirschman - AIG Investments - Analyst

Okay. And, in terms of any of the trends toward higher speeds on the internet side — is that driving any demand for higher quality cable like you make?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, there’s a couple of different issues there. I mean, we make higher quality cable from a rugged standpoint, and then we offer higher quality cable that also accommodates the higher speeds that people are demanding. There has been more interest in higher speed fibers, but at this point it’s not precisely what’s driving additional revenue. But, OCC’s well positioned to take advantage of any trends in that area given our offerings — the fibers and the cable offerings that we have.

Orin Hirschman - AIG Investments - Analyst

And, two questions on the expense side. The expenses are definitely, you know, favorable compared quarter-over-quarter, and sequentially as well. Just any comment on the slight sequential decline with some unusual shows of anything in the prior quarter? And also with your refinancing approximately how much does that save on an annual basis on a pre-tax number and an after-tax number?

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

I’ll let Tracy, in a moment, answer the question about the savings from the refinancing, and since our tax rate varies it may be more helpful just to have a pre-tax number estimate for the savings and, of course, it would be pretty close, but an estimate. SG&A expenses can vary a little bit based on the types of expenses we have in any individual quarter.

During the first half of the year we have certain expenses of being a public company that sometimes make those quarters a little expense heavy, and there’s other things that can come up, I think we’ve been careful in trying to control our expenses at the same time we have seen some increases in employee related expenses because so much of our employees’ compensation is incentive based and/or for our sales personnel sales based. We also see fluctuations on our shipping costs when we see changes in sales, and that’s some of the differences that you’re seeing come through the SG&A.

Orin Hirschman - AIG Investments - Analyst

Okay.

Tracy Smith - Optical Cable Corporation - SVP & CFO

As far as the interest savings expected based on the modifications to the real estate loans, what we expect is we will see about $125,000 annual savings on that modification pre-tax. And, as Neil mentioned, it’s a little bit harder to project based on fluctuations in our effective rate what that equates to on an after-tax basis, but pre-tax we expect it to be about $125,000 annually in savings.

Orin Hirschman - AIG Investments - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Richard Rudgley of Glenbrook Capital.

Richard Rudgley - Glenbrook Capital - Analyst

If you could give a bit more detail on the geography of the foreign sales and also if new customers are making up a large component of the increased sales, and also with your peers — you mentioned them cutting back. Is that something which presents good opportunities for you? And just finally if you could remind me on whether there is anything outstanding on the buy back? Thank you.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. We’ll start with the geography of our sales. It varies by quarter-to-quarter and Tracy can give you some additional details about this specifically about this quarter if you want, but generally somewhere between 25% and 30%, sometimes higher, of our sales are international sales and those have been spread — not necessarily evenly, because it depends on the period.

Different areas of the world are doing better than others at different times, but there’s a fairly large portion that relates to Europe and AMEA to the Americas other than the US, and also to the Asia/Pacific countries. Obviously, Europe and particularly the U.K. has already slowed down due to austerity measures and other reasons, and so we’re finding those markets a little more difficult as you would expect.

But, we’re diversified in our product offering, we’re diversified in our end users, and we’re also diversified in our geographic coverage and so generally, even though there are difficulties in our industry and in different areas of the world, we haven’t seen that impact as significantly, at least on a consolidated basis for our area, are obviously being impacted.

I think right now, based on the best intelligence that we have about what’s going on in the industry, is things generally seem to be soft. I’m not in a position to predict how long that’s going to continue, but — and we’ve seen that in areas of our product offerings too. But, on a consolidated basis we’ve been able to overcome that.

Tracy can comment on our stock buyback, and I think I’ve covered your other questions.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Sure, Neil, the stock buyback — we have completed the current stock repurchase program that was in place during the quarter at 200,000 shares that were approved to be repurchased. Those have all been repurchased during the quarter.

Richard Rudgley - Glenbrook Capital - Analyst

And are you planning a new buyback?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We really don’t comment on these sorts of things ahead of time. But, any time that we have initiated a buyback program we make a public announcement to that effect shortly after it’s enacted.

Richard Rudgley - Glenbrook Capital - Analyst

Sure. Thank you.

Operator

Your next question comes from Simon Barat.

Simon Barat

Thank you.

(line disconnected)

Operator

There are no further questions at this time. I would like to turn the floor back over to management for any closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you. Andrew, were there any questions submitted by individual shareholders?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher — IR

No, Neil, there were no questions submitted in advance by individual shareholders this quarter.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Okay. Well, in conclusion then, I would like to thank everyone for listening in on our call today. We appreciate your thoughtful questions, and as always we appreciate your time and interest in Optical Cable Corporation. Thank you.

Operator

This concludes today’s Optical Cable Corporation’s third quarter 2012 earnings call. You may now disconnect.